Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 21, 2022

BY AND AMONG

ERGON ASPHALT & EMULSIONS, INC.,

MERLE, LLC,

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.

AND

BLUEKNIGHT ENERGY PARTNERS, L.P.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 21, 2022 (this “Agreement”), is by and among Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Parent”), Merle, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Sub”), Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Parent, Merger Sub, the Partnership and the General Partner are sometimes referred to collectively herein as the “Parties” and each individually as a “Party.” Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, Parent and the Partnership desire to complete a merger transaction on the terms and conditions set forth in this Agreement;

WHEREAS, the board of directors of the General Partner (the “GP Board”) delegated to the conflicts committee of the GP Board (the “GP Conflicts Committee”) the exclusive power and authority to determine whether the transactions contemplated hereby, including the Merger, are fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Common Unitholders with no duty to consider the interests of the General Partner or its controlling Affiliates, including Parent;

WHEREAS, the GP Conflicts Committee, by unanimous vote, in good faith, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and (B) in the best interest of the Partnership and the Partnership Unaffiliated Common Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iv) recommended that the GP Board submit this Agreement and the Merger to a vote of the Limited Partners (including the holders of Preferred Units), and (v) recommended approval of this Agreement and the Merger by the Partnership Unaffiliated Common Unitholders;

WHEREAS, following the receipt of the recommendation of the GP Conflicts Committee, at a meeting duly called and held, the GP Board, by unanimous vote, in good faith, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders and (B) in the best interest of the Partnership, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement and the Merger to a vote of the Limited Partners (including the holders of Preferred Units) and (iv) recommended approval of this Agreement and the Merger by the Limited Partners (including the holders of Preferred Units);

WHEREAS, Blueknight GP Holding, LLC, a Delaware limited liability company (“BGHL”), in its capacity as the sole member of the General Partner, has approved this Agreement and the transactions contemplated hereby, including the Merger, on behalf of the General Partner;

WHEREAS, the board of directors of Parent (the “Parent Board”) has, by unanimous vote, in good faith, (i) determined that the Merger is in the best interest of Parent and declared it advisable to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, as the sole member of Merger Sub, has (i) determined that the Merger is in the best interest of Merger Sub, and declared it advisable for Merger Sub to enter into this Agreement and (ii) approved this Agreement, the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby, including the Merger; and

WHEREAS, the Partnership has required, as a condition to its willingness to enter into this Agreement, that Parent simultaneously herewith enter into a support agreement, dated as of the date hereof (as may be amended, the “Support Agreement”), pursuant to which, among other things, Parent agrees, in its capacity as a Limited Partner, to vote its Common Units and Preferred Units in favor of this Agreement and the transactions contemplated hereby on the terms and subject to the conditions provided for in the Support Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act) other than Parent, Merger Sub or their Affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the Ordinary Course of Business, of assets of the Partnership and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Partnership’s and its Subsidiaries’ consolidated assets or to which 20% or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 of the Exchange Act) of 20% or more of the outstanding Common Units of the Partnership, (iii) tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding Common Units of the Partnership or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction (whether in a single transaction or a series of related transactions) involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of 20% or more of the Partnership’s consolidated assets or outstanding Common Units; in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided herein, for the purposes of this Agreement, (a) the Partnership and its Subsidiaries shall not be considered Affiliates of Parent, the General Partner or any of Parent’s other Subsidiaries and (b) Parent and its Subsidiaries (other than the Partnership and its Subsidiaries) shall not be considered Affiliates of the Partnership and its Subsidiaries.

“Agreement” has the meaning set forth in the preamble to this Agreement (the “Preamble”).

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of the monopolization or restraint of trade or the lessening of competition.

“Balance Sheet Date” means December 31, 2021.

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, life insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

“BGHL” has the meaning set forth in the recitals to this Agreement (the “Recitals”).

“Book-Entry Common Units” has the meaning set forth in Section 3.1(a).

“Book-Entry Preferred Units” has the meaning set forth in Section 3.1(b).

“Book-Entry Units” has the meaning set forth in Section 3.1(b).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Tulsa or New York are authorized or required by applicable Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Common Units” has the meaning set forth in Section 3.1(a).

“Certificated Preferred Units” has the meaning set forth in Section 3.1(b).

“Certificated Units” has the meaning set forth in Section 3.1(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 3.2(h).

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Common Unit Merger Consideration” has the meaning set forth in Section 3.1(a).

“Contract” means any contract, purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation, whether written or unwritten.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, shelter in place, stay at home, social distancing, shut down, closure or sequester order or any other Law, in each case by a Governmental Authority in connection with or in response to COVID-19.

“DERs” has the meaning set forth in the Partnership Long-Term Incentive Plan.

“DLLCA” means the Delaware Limited Liability Company Act, as amended from time to time.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“DTC” has the meaning set forth in Section 3.2(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environment” means: (i) land, including surface land, wetlands, sub-surface strata, sea bed and river bed under water (as described in clause (ii) of this definition); (ii) water, including coastal and inland water, surface waters and ground waters; and (iii) ambient air.

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), public or workplace/occupational health and safety to the extent related to exposure to Hazardous Substances, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“Excluded Units” has the meaning set forth in Section 3.1(d).

“Existing Partnership Credit Facility” shall mean that certain Third Amended and Restated Credit Agreement, dated as of May 26, 2021, among the Partnership, as Borrower, Truist Bank, as Administrative Agent, City National Bank and U.S. Bank, National Association, as Syndication Agents, First Horizon Bank and Fifth Third Bank, National Association, as Co-Documentation Agents, and each of the Lenders from time to time party thereto, as amended, restated, or amended and restated prior to the date hereof.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of December 1, 2009, as amended, modified or supplemented from time to time.

“General Partner Unit” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“GP Conflicts Committee” has the meaning set forth in the Recitals.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law or that is otherwise regulated or for which liability or standards of care may be imposed under Environmental Laws, including petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, methyl tert-butyl ether, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the General Partner and also with respect to any such Person, in their capacity as a director, officer, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of the Partnership, the General Partner or any of their respective Subsidiaries, as applicable, and together with such Peron’s heirs, executors or administrators.

“Intervening Event” means a material event, fact or circumstance, development or occurrence, in each case that arises after the date of this Agreement and was not known or reasonably foreseeable to or by the GP Board or the GP Conflicts Committee, as the case may be, as of the date of this Agreement and becomes known to or by the GP Board or the GP Conflicts Committee, as the case may be, prior to receipt of the Partnership Unitholder Approval; provided, however, that in no event shall the following events, facts or circumstances, developments or occurrences constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; (b) the entry into, or announcement of, this Agreement or the transactions contemplated hereby, including the Merger, or any litigation or dispute arising out of this Agreement or the transactions contemplated hereby, including the Merger; or (c) any change in the market price or trading volume of the Common Units or the Preferred Units (provided that the exception in this clause (c) shall not prevent or otherwise affect any such event, fact or circumstance, development or occurrence underlying the change in the market price or trading volume of the Common Units or the Preferred Units from being taken into account in determining whether an Intervening Event has occurred).

“Knowledge” means, with respect to Parent, the actual knowledge of Emmitte Haddox or Alan Wall, or with respect to the Partnership and the General Partner, the actual knowledge of the Persons listed in Section 1.1 of the Partnership Disclosure Letter, in each case after reasonable inquiry.

“Law” means any law, statute, constitution, fundamental principle of common law, ordinance, rule, regulation, code, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.

“Lien” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various states of the United States).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Maximum Amount” has the meaning set forth in Section 6.7(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(b).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means The NASDAQ Global Market and any successor stock exchange or inter dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.

“Ordinary Course of Business” means the ordinary course of business of the Partnership and its Affiliates and consistent with past practices.

“Organizational Documents” means, with respect to any Person, any charter, certificate of incorporation, certificate of formation, certificate of limited partnership, articles of association, bylaws, partnership agreement, limited liability company agreement, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Excluded Units” has the meaning set forth in Section 3.1(c).

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(b).

“Parent Material Adverse Effect” means the prevention or material impairment or delay in the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on or before the Outside Date or to comply with or perform their respective obligations under this Agreement.

“Parent Organizational Documents” has the meaning set forth in Section 5.1(b).

“Parties” has the meaning set forth in the Preamble.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.3(b).

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 14, 2011, as amended, modified or supplemented from time to time.

“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored or administered by the General Partner, the Partnership or any of their respective Subsidiaries for the benefit of their respective current or former employees, independent contractors and directors (and their respective beneficiaries), other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, or maintained by any Governmental Authority.

“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).

“Partnership Disclosure Letter” has the meaning set forth in Article IV.

“Partnership Environmental Permits” has the meaning set forth in Section 4.12.

“Partnership Excluded Units” has the meaning set forth in Section 3.1(d).

“Partnership Fairness Opinion” has the meaning set forth in Section 4.16.

“Partnership Financial Advisor” has the meaning set forth in Section 4.16.

“Partnership Intellectual Property” has the meaning set forth in Section 4.15.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Intervening Event Notice Period” has the meaning set forth in Section 6.3(d)(ii).

“Partnership Long-Term Incentive Plan” means the Blueknight Energy Partners G.P., L.L.C. Long-Term Incentive Plan (as amended and restated effective September 9, 2020).

“Partnership Material Adverse Effect” means (x) a material adverse effect on or a material adverse change in the business, financial condition or results of operations, of the Partnership and its Subsidiaries taken as a whole or (y) the prevention or material delay or impairment in the ability of the General Partner or the Partnership to consummate the Merger and the other transactions contemplated by this Agreement on or before the Outside Date; provided, however, that “Partnership Material Adverse Effect” shall not include the following: (a) circumstances affecting the industry or market in which the Partnership and its Subsidiaries operates, (b) any general market, economic, financial or political conditions, or outbreak or continuation of hostilities or war, military actions or the escalation thereof, sabotage or terrorism, in the United States of America or elsewhere, (c) changes in Law applicable to the Partnership or any of its Affiliates or in accounting regulations or principles or the interpretation thereof, (d) weather conditions, earthquakes, hurricanes, floods, or other natural disasters, (e) cyberterrorism, hacking, ransomware or any other electronic attack, sabotage, pandemics (including COVID-19) or epidemics, (f) any failure of the Partnership or its Subsidiaries to meet any internal or published projections, estimates or expectations of such entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by any such entity to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account), (g) any changes in the market price or trading volume of the equity securities of the Partnership (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account), or (h) the announcement or pendency of this Agreement or the matters contemplated hereby or the compliance by any Party with the provisions of this Agreement, including any disruption of customer or supplier relationships, loss of any employees or independent contracts of the Partnership or its Subsidiaries; provided, however, that, in the case of clause (a), (b), (c), (d) or (e) the impact on the Partnership is not disproportionately adverse as compared to others in the industry referred to in clause (a) of this definition generally.

“Partnership Material Contract” has the meaning set forth in Section 4.10(a).

“Partnership Permits” has the meaning set forth in Section 4.8(b).

“Partnership Proxy Statement” means the proxy statement on SEC Schedule 14A to be filed by the Partnership in connection with the Merger, as amended or supplemented.

“Partnership SEC Documents” means the reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by the Partnership with the SEC pursuant to the Securities Act or the Exchange Act since December 31, 2019 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein).

“Partnership Superior Proposal Notice Period” has the meaning set forth in Section 6.3(e)(ii).

“Partnership Termination Fee” has the meaning set forth in Section 8.3(a).

“Partnership Unaffiliated Common Unitholders” means holders of Common Units other than Parent, the General Partner and their respective Affiliates.

“Partnership Unaffiliated Preferred Unitholders” means holders of Preferred Units other than Parent, the General Partner and their respective Affiliates.

“Partnership Unit Purchase Plan” means the Blueknight Energy Partners, L.P. Employee Unit Purchase Plan, as established effective June 23, 2014, and as thereafter amended through the date hereof.

“Partnership Unitholder Approval” means the approval of this Agreement and the Merger by (i) the holders of a Unit Majority and (ii) the holders of a majority of the outstanding Preferred Units, voting separately as a class based upon one vote per Preferred Unit.

“Partnership Unitholder Meeting” has the meaning set forth in Section 6.1(b).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permits” means all franchises, licenses, certificates, permits, and other authorizations, approvals, waivers, registrations, consents and approvals from any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, a joint venture, an unincorporated organization or any other entity, including a Governmental Authority.

“Phantom Unit” means an award issued pursuant to the Partnership Long-Term Incentive Plan that entitles the holder to receive a Common Unit upon the satisfaction of the vesting and other conditions set forth in the governing award agreement.

“Preferred Unit” means a Series A Preferred Unit as defined in the Partnership Agreement.

“Preferred Unit Merger Consideration” has the meaning set forth in Section 3.1(b).

“Proceeding” means any claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Release” means any spilling, leaking, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing or other release into the Environment.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Restraints” has the meaning set forth in Section 7.1(b).

“Restricted Unit” means a Common Unit issued under, and that is subject to transfer and forfeiture restrictions pursuant to, the Partnership Long-Term Incentive Plan.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the issuance, transfer or sale of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition, but, with respect to the Partnership, excluding the Preferred Units.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“Schedule 13E-3” means a Rule 13e-3 transaction statement on SEC Schedule 13E-3 relating to the Partnership Unitholder Approval and the Merger, as amended or supplemented.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Approval” has the meaning set forth in the Partnership Agreement.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a member managed limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided in this Agreement, for the purposes of this Agreement, the Partnership, the General Partner and their Subsidiaries shall not be considered Subsidiaries of Parent or its Affiliates.

“Superior Proposal” shall mean any bona fide written unsolicited Acquisition Proposal (except that reference to 20% within the definition of “Acquisition Proposal” shall be replaced by 50%) made by a third party after the date of this Agreement and not in breach of Section 6.3 and on terms that the GP Board or GP Conflicts Committee, as the case may be, determines, in its good faith judgment and after consulting with its or the Partnership’s financial advisors (if any) and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including any conditions to and the expected timing of consummation and any risks of non-consummation), (i) to be more favorable to the Partnership (in the case of the GP Board) or the Partnership Unaffiliated Common Unitholders (in the case of the GP Conflicts Committee), from a financial point of view, than the Merger (taking into account the transactions contemplated by this Agreement and any revised proposal by Parent to amend the terms of this Agreement made in accordance with Section 6.3(d) or Section 6.3(e)), (ii) is reasonably likely to be consummated in accordance with its terms, taking into account any approvals that are necessary or advisable to consummate such proposal, and (iii) if a cash transaction in whole or in part, has financing that is fully committed or reasonably determined to be available by the GP Board or the GP Conflicts Committee, as the case may be.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law, and any similar provision incorporated into the Organizational Documents of the Parties and their Affiliates.

“Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection or with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Units” means the Common Units and the Preferred Units.

Section 1.2 Interpretation. Unless provided for elsewhere in this Agreement or the context otherwise requires, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, Article, Section, Subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover both genders and the neuter;

(j) this Agreement has been jointly prepared by the Parties, and this Agreement shall not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(k) each covenant, term and provision of this Agreement shall be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of such prior drafts;

(l) the captions of the Articles, Sections and Subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section, or in any way affect this Agreement;

(m) any references herein to a particular Section or Article means a Section or Article of this Agreement unless otherwise expressly stated herein;

(n) the Partnership Disclosure Letter attached hereto is incorporated herein by reference and will be considered part of this Agreement;

(o) all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(p) all references to days mean calendar days unless otherwise provided; and

(q) all references to time mean Tulsa, Oklahoma time.

ARTICLE II

THE MERGER

Section 2.1 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the General Partner will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.5 Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms of the Partnership Agreement and applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law. The name of the Surviving Entity shall be “Blueknight Energy Partners, L.P.”

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties, any holder of Partnership or Merger Sub securities or any other Person:

(a) Effect of Merger on Common Units. Subject to Section 3.1(c), Section 3.3 and Section 3.4, each Common Unit issued and outstanding immediately prior to the Effective Time, other than the Excluded Units, shall be converted into the right to receive $4.65 per Common Unit in cash without any interest thereon (the “Common Unit Merger Consideration”). As of the Effective Time, all Common Units converted into the right to receive the Common Unit Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Common Units”) or such non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Common Units”) shall cease to have any rights with respect thereto, except the right to receive the Common Unit Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Common Unit or Book-Entry Common Unit in accordance with Section 3.2(c), without interest, and any distributions to which such holder is entitled pursuant to Section 3.1(i).

(b) Effect of Merger on Preferred Units. Subject to Section 3.1(c) and Section 3.4, each Preferred Unit issued and outstanding immediately prior to the Effective Time, other than the Excluded Units, shall be converted into the right to receive $8.75 per Preferred Unit in cash without any interest thereon (the “Preferred Unit Merger Consideration” and, together with the Common Unit Merger Consideration and the consideration payable in respect of the Phantom Units and Restricted Units pursuant to Section 3.3, individually or jointly as the context requires, the “Merger Consideration”). As of the Effective Time, all Preferred Units converted into the right to receive the Preferred Unit Merger Consideration pursuant to this Section 3.1(b) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Preferred Units (“Certificated Preferred Units” and, together with the Certificated Common Units, “Certificated Units”) or such non-certificated Preferred Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Preferred Units” and, together with Book-Entry Common Units, “Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Preferred Unit Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Preferred Unit or Book-Entry Preferred Unit in accordance with Section 3.2(c), without interest, and any distributions to which such holder is entitled pursuant to Section 3.1(i).

(c) Effect of Merger on Units Owned by Parent and its Subsidiaries. All of the Units issued and outstanding immediately prior to the Effective Time and held by Parent or its Subsidiaries (the “Parent Excluded Units”) shall be unaffected by the Merger and shall remain outstanding in the Surviving Entity as set forth in the Partnership Agreement, and immediately following the Effective Time, Parent or its Subsidiaries will be the sole limited partner(s) of the Surviving Entity, and no consideration shall be delivered to Parent or its Subsidiaries in respect thereof.

(d) Effect of Merger on Units Owned by the Partnership and its Subsidiaries. All of the Units owned by the Partnership and its Subsidiaries immediately prior to the Effective Time (the “Partnership Excluded Units” and, together with the Parent Excluded Units, the “Excluded Units”) shall automatically be cancelled and cease to exist, and no consideration shall be delivered in respect thereof.

(e) Effect of Merger on Incentive Distribution Rights. The Incentive Distribution Rights issued and outstanding as of immediately prior to the Effective Time, which are owned by the General Partner, shall be unchanged by the Merger and shall remain issued and outstanding in the Surviving Entity, and no consideration shall be delivered in respect thereof.

(f) Effect of Merger on General Partner Units. The General Partner Units issued and outstanding immediately prior to the Effective Time shall be unchanged by the Merger and shall remain issued and outstanding in the Surviving Entity, the General Partner shall continue as the sole general partner of the Surviving Entity, and no consideration shall be delivered in respect thereof.

(g) Effect of Merger on Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, and no consideration shall be delivered in respect thereof.

(h) Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the cancellation and retirement of all Units that were converted into the right to receive the applicable Merger Consideration and that, immediately following the Effective Time, Parent or its Subsidiaries will be the only holder(s) of Units and (ii) that the existence of the Partnership shall continue without dissolution.

(i) Distributions. Holders of Partnership Interests immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such Partnership Interests with a record date occurring prior to the Effective Time that has been declared by the General Partner with respect to such Partnership Interests in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Any such distributions by the Partnership are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders (or former holders) of Partnership Interests, as applicable. Holders of Partnership Interests immediately prior to the Effective Time (other than Parent, its Affiliates and the General Partner) shall have no rights to any distribution with respect to such Partnership Interests with a record date occurring on or after the Effective Time that may have been declared by the General Partner with respect to such Partnership Interests prior to the Effective Time and which remains unpaid as of the Effective Time.

Section 3.2 Surrender of Units.

(a) Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As soon as reasonably practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Units (other than The Depository Trust Company (“DTC”)) as of the Effective Time whose Units were converted into the right to receive the applicable Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) to the Paying Agent or, in the case of Book-Entry Units, upon adherence to the procedures set forth in the letter of transmittal) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the applicable Merger Consideration.

(b) Deposit. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Units as of the Effective Time whose Units were converted into the right to receive the applicable Merger Consideration, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and Section 3.1(b). All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the applicable Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Sections 3.2(h) and (i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c) Exchange. Each holder of Units (other than DTC) that have been converted into the right to receive the applicable Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a) or Section 3.1(b). The Merger Consideration shall be paid as promptly as practicable after receipt by the Paying Agent of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. DTC, upon surrender of its Book-Entry Units to the Paying Agent in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the applicable Merger Consideration; provided, that (i) no Person beneficially owning Units through DTC will be required to deliver a letter of transmittal to receive the applicable Merger Consideration that such holder is entitled to receive through DTC and (ii) any such Person will receive the applicable Merger Consideration in accordance with the customary payment procedures of DTC and its participants following the Effective Time. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d) Other Payees. If any payment of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall (i) pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or (ii) establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Units converted into the right to receive the applicable Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Units converted into the right to receive the applicable Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the applicable Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Units converted into the right to receive the applicable Merger Consideration 12 months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Units for the applicable Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the applicable Merger Consideration. Notwithstanding the foregoing, Parent, Merger Sub, the Partnership and the General Partner shall not be liable to any holder of Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws.

(g) Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed, compliance with the other procedures set forth in this Article III and, if required by Parent, the posting by such Person of an indemnity agreement or bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Units represented by such Certificated Unit as contemplated by this Article III.

(h) Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

(i) Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that any investment of such Exchange Fund shall be limited to cash and cash equivalents, direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and money market funds comprised primarily of cash, cash equivalents and such obligations and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of Units converted into the right to receive the applicable Merger Consideration which were outstanding immediately prior to the Effective Time pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.3 Treatment of Restricted Units and Phantom Units; Termination of Partnership Long-Term Incentive Plan and Partnership Unit Purchase Plan.

(a) As promptly as practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee administering the Partnership Long-Term Incentive Plan) will adopt resolutions, and the Partnership will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law, the Partnership Agreement and the Partnership Long-Term Incentive Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3. Immediately prior to the Effective Time, all Restricted Units outstanding immediately prior to the Effective Time shall fully vest. Each holder of a Restricted Unit will receive an amount equal to the Merger Consideration with respect to each Restricted Unit that becomes vested pursuant to this Section 3.3(a), along with any corresponding accrued but unpaid distributions with respect to the DERs related to such Restricted Units, which unpaid distributions, for the avoidance of doubt, shall not constitute Merger Consideration. Immediately upon the vesting of such Restricted Units, and subject to payment in respect thereof as set forth in this Section 3.3(a), the DERs associated therewith shall be cancelled and cease to exist.

(b) Immediately prior to the Effective Time, all Phantom Units outstanding immediately prior to the Effective Time shall fully vest. Each holder of a Phantom Unit will receive an amount equal to the Merger Consideration with respect to each Phantom Unit that becomes vested pursuant to this Section 3.3(b), along with any corresponding accrued but unpaid payments with respect to the DERs related to such Phantom Units, which unpaid payments, for the avoidance of doubt, shall not constitute Merger Consideration. Immediately upon the vesting of such Phantom Units, and subject to payment in respect thereof as set forth in this Section 3.3(b), the DERs associated therewith shall be cancelled and cease to exist.

(c) Prior to the Effective Time, the Partnership and the General Partner shall take all actions necessary to terminate the Partnership Long-Term Incentive Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Partnership Long-Term Incentive Plan shall be terminated and no equity awards or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder subject to receipt of the consideration set forth in this Section 3.3.

(d) As soon as practicable following the date hereof, the Partnership and the General Partner shall take all actions with respect to the Partnership Unit Purchase Plan that are necessary to provide that the Partnership Unit Purchase Plan shall be suspended effective May 1, 2022. The Partnership and General Partner shall terminate the Partnership Unit Purchase Plan in its entirety effective as of, and contingent on, the Effective Time, with any amounts then remaining credited to employee accounts under the Partnership Unit Purchase Plan promptly returned to such employees.

(e) As soon as practicable following the Effective Time, the Partnership shall file post-effective amendments to all Form S-8 registration statements filed by the Partnership deregistering all Common Units remaining available for issuance thereunder.

(f) On or prior to the Closing Date, Parent shall deposit or cause to be deposited with BKEP Management, Inc., a subsidiary of the General Partner, or such other Affiliate as may be designated by the General Partner, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.3, the aggregate amount of accrued but unpaid DERs payable pursuant to this Section 3.3, and the employer portion of any payroll taxes due with respect to such Merger Consideration and DERs. Parent shall cause such entity or Affiliate to promptly, and in all events by no later than the first regularly scheduled payroll date that is at least five Business Days following the Closing Date, pay through such entity’s payroll or accounts payable system, as applicable, to the holders of the Phantom Units and Restricted Units (and associated DERs) in accordance with this Section 3.3.

Section 3.4 Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Units shall have been changed into a different number of units or a different class or series by reason of the occurrence or record date of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction, the distributions under this Article III, the applicable Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the holders of Units the same economic effect as contemplated hereby prior to such event.

Section 3.5 No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE

GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Letter”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Partnership Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), the Partnership and the General Partner represent and warrant, jointly and severally, to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Corporate Power.

(a) Each of the Partnership and the General Partner and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited partnership, limited liability company, partnership or corporate, as applicable, power and authority to own or lease all of its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Each of the Partnership and the General Partner and their respective Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failures to be so qualified, licensed or in good standing have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The Partnership and the General Partner have made available to Parent prior to the execution of this Agreement true and complete copies of the Organizational Documents of the Partnership and the General Partner and each of their Subsidiaries, in each case, as in effect as of the date of this Agreement.

Section 4.2 Authority; Noncontravention.

(a) Each of the Partnership and the General Partner has all necessary entity power and authority to execute and deliver, and perform its obligations under, this Agreement and, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Partnership and the General Partner, and the consummation by the Partnership and the General Partner of the transactions contemplated hereby, have been duly authorized and approved by the sole member of the General Partner, the GP Board and, as set forth in Section 4.2(c), the GP Conflicts Committee and no other entity action on the part of the Partnership or the General Partner is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of this Agreement and, except for obtaining the Partnership Unitholder Approval, the consummation of the transactions contemplated hereby, including the Merger. The Partnership Unitholder Approval is the only vote or approval of the holders of any class or series of equity securities of the Partnership or the General Partner necessary to adopt and approve this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against each of the Partnership and the General Partner in accordance with its terms, subject, as to enforceability, to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer and other Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles (whether applied in a proceeding at law or in equity) (the “Enforceability Exceptions”).

(b) The execution, delivery and performance by the Partnership and the General Partner of this Agreement do not, and the consummation of the Merger (subject to receipt of the Partnership Unitholder Approval) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of the Partnership or the General Partner or any of their respective Subsidiaries under, any provision of (i) the Organizational Documents of the Partnership, the General Partner or any of their Subsidiaries, or (ii) subject to the filings and other matters referred to in Section 4.4, (A) any Contract to which the Partnership, the General Partner or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to the Partnership or the General Partner or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The GP Conflicts Committee, at a meeting duly called and held, by unanimous vote, in good faith, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and (B) in the best interest of the Partnership and the Partnership Unaffiliated Common Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iv) recommended that the GP Board submit this Agreement and the Merger to a vote of the Limited Partners (including the holders of Preferred Units), and (v) recommended approval of this Agreement and the Merger by the Partnership Unaffiliated Common Unitholders. Such action by the GP Conflicts Committee described in clauses (i) and (ii) above constituted Special Approval of this Agreement and the transactions contemplated hereby, including the Merger, under the Partnership Agreement, and such Special Approval has not been rescinded, modified or withdrawn in any way. Notwithstanding the foregoing, the GP Conflicts Committee was not delegated the authority to, and did not, determine that this Agreement and the transactions contemplated hereby, including the Merger, are fair and reasonable to the Partnership Unaffiliated Preferred Unitholders or otherwise approve this Agreement and the transactions contemplated hereby on behalf of the Partnership Unaffiliated Preferred Unitholders.

(d) Following receipt of the recommendation of the GP Conflicts Committee, at a meeting duly called and held, the GP Board, by unanimous vote, in good faith, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders and (B) in the best interest of the Partnership, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement and the Merger to a vote of the Limited Partners (including the holders of Preferred Units) and (iv) recommended approval of this Agreement and the Merger by the Limited Partners (including the holders of Preferred Units).

Section 4.3 Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units, Preferred Units, General Partner Units and the Incentive Distribution Rights. At the close of business on April 19, 2022, the issued and outstanding Limited Partner interests and General Partner Interests of the Partnership consisted of (i) 41,887,093 Common Units, including 30,246 Restricted Units issued pursuant to the Partnership Long-Term Incentive Plan, (ii) 34,406,683 Preferred Units, (iii) 1,225,409 General Partner Units and (iv) the Incentive Distribution Rights. At the close of business on April 19, 2022, 5,217,837 Common Units were reserved for issuance under the Partnership Long-Term Incentive Plan, of which 1,657,158 Common Units were the subject of outstanding Phantom Units, which Phantom Units were granted in tandem with an equal number of DERs. At the close of business on April 19, 2022, 365,453 Common Units were reserved for issuance under the Partnership Unit Purchase Plan. As of the date of this Agreement there are not, and as of the Effective Time there will not be, any other Partnership Interests, voting securities or equity interests of the Partnership issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, Rights with respect to the Partnership, commitments or agreements of any character valued by reference to, or providing for the issuance of, any Partnership Interests, voting securities or equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. The outstanding Common Units, Preferred Units and Incentive Distribution Rights were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Partnership Agreement), and, except as provided in the Partnership Agreement, are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). The General Partner is the sole general partner of the Partnership and is the sole record owner of the General Partner Interest and the Incentive Distribution Rights and the General Partner Interest has been duly authorized and validly issued in accordance with applicable Law and the Partnership Agreement. The General Partner owns the General Partner Interests and the Incentive Distributions Rights free and clear of all Liens, except those existing or arising pursuant to the applicable Organizational Documents of the Partnership or the Partnership’s revolving credit facility. All Common Units reserved for issuance under the Partnership Long-Term Incentive Plan, when issued in accordance with the terms thereof, are or will be duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Partnership Agreement).

(b) None of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, Rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Partnership. Except as set forth in the Partnership Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other Rights to acquire any Partnership Interests or other limited partner interests, shares of capital stock, voting securities or equity interests) of the Partnership or any of its Subsidiaries.

(c) Other than ownership of its Subsidiaries, the Partnership does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. Except as set forth in the Partnership SEC Documents, the Partnership owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable Organizational Documents of such entities or the Partnership’s revolving credit facility, and such interests in its Subsidiaries were duly authorized and validly issued in accordance with such Subsidiary’s Organizational Documents and are fully paid (to the extent required under such Subsidiary’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA and such Subsidiary’s limited liability company agreement).

(d) Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Common Units or Preferred Units or any other equity interest on any matter.

(e) Other than the Support Agreement, there are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

Section 4.4 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Partnership or any of its Affiliates in connection with the execution, delivery and performance of this Agreement by the Partnership or the General Partner or the consummation by the Partnership or the General Partner of the transactions contemplated by this Agreement, including the Merger, except for (a) any filings required or advisable under any applicable Antitrust Laws, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, including the Merger (including the filing of the Partnership Proxy Statement and the filing of a Schedule 13E-3), (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) any filings required under the rules and regulations of the NASDAQ, (e) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for the Partnership or the General Partner to perform their respective obligations under Section 6.4 and (f) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.5 Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) The Partnership and its Subsidiaries have filed or furnished all Partnership SEC Documents required to be filed or furnished by it with the SEC since December 31, 2019. The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the Ordinary Course of Business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) No Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Partnership SEC Documents. To the Knowledge of the Partnership or the General Partner, no enforcement action has been initiated against the Partnership relating to disclosures contained or omitted from any Partnership SEC Document.

(e) The Partnership makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) of the Exchange Act. The Partnership has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NASDAQ. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Partnership’s auditors and the Audit Committee (as defined in the General Partner LLC Agreement) of the GP Board (i) all significant deficiencies in the designation or operation of internal controls which could adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls.

(f) Since December 31, 2020, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, none of such entities has any knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6 Absence of Certain Changes or Events. Since the Balance Sheet Date, there have not occurred any changes, effects, events or occurrences that have resulted, or would reasonably be expected to result, individually or in the aggregate, in a Partnership Material Adverse Effect.

Section 4.7 Legal Proceedings. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, as of the date hereof, (a) there is no Proceeding pending or, to the Knowledge of the Partnership or the General Partner, threatened against, or, to the Knowledge of the Partnership or the General Partner, any pending or threatened material governmental or regulatory investigation of, the Partnership or any of its Affiliates and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of the Partnership or the General Partner, threatened to be imposed, against the Partnership or any of its Affiliates.

Section 4.8 Compliance with Laws; Permits.

(a) The Partnership and its Subsidiaries are, and since the later of December 31, 2020 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such failures to comply, defaults or violations have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Each of the Partnership and its Subsidiaries is in possession of all Permits necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the “Partnership Permits”), except where any failures to have any of the Partnership Permits have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where any failures to be in full force and effect have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. No suspensions or cancellations of any of the Partnership Permits is pending or, to the Knowledge of the Partnership, threatened in writing, except where such suspensions or cancellations have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Neither the Partnership nor any of its Subsidiaries is in conflict with, or in default or violation of, any of such Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c) Without limiting the generality of Section 4.8(a), none of the Partnership, its Subsidiaries, or, to the Knowledge of the Partnership, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has, to the Knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the Knowledge of the Partnership, is being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or its Affiliates specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement, on the date it is first mailed to the Limited Partners, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (b) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership and the General Partner make no representation or warranty with respect to information supplied by or on behalf of Parent, its Affiliates, and its and their Representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10 Contracts.

(a) Except (i) for this Agreement, (ii) as described in Section 4.10 of the Partnership Disclosure Letter or as filed or publicly furnished with the SEC prior to the date of this Agreement and (iii) for Contracts between the Partnership or one of its Affiliates, on the one hand, and Parent or one of its Affiliates, on the other hand, neither the Partnership nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), whether or not entered into in the Ordinary Course of Business (each Contract that is described in this Section 4.10(a) being a “Partnership Material Contract”).

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) each Partnership Material Contract is legal, valid and binding on and enforceable against the Partnership and its Subsidiaries, as applicable, except as such enforcement may be limited by the Enforceability Exceptions, and is in full force and effect, (ii) the Partnership and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Partnership Material Contract, (iii) neither the Partnership nor any of its Subsidiaries has received written notice of or Knowledge of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Partnership or any of its Subsidiaries, or permit termination, modification or acceleration, under any such Partnership Material Contract and (iv) to the Knowledge of the Partnership, as of the date of this Agreement no other party to any Partnership Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Partnership Material Contract other than in accordance with its terms nor has any other party repudiated any provision of any Partnership Material Contract.

Section 4.11 Partnership Benefit Plans; Labor Matters.

(a) Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such failures to comply which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, none of the Partnership Benefit Plans are or have been within the past six years a (i) multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b) Each Partnership Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the Knowledge of the Partnership, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where any such losses of qualification have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, no Proceedings, including any audits or investigations by any Governmental Authority, are pending or, to the Knowledge of the Partnership, threatened with respect to any Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(d) Neither the Partnership nor its Subsidiaries is, and has not since January 1, 2007 been, bound by or a party to any collective bargaining agreement or similar contract with any labor union or organization. Neither the Partnership nor its Subsidiaries is currently engaged in any negotiation with any labor union or organization and, to the Knowledge of the Partnership, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to the Partnership or its Subsidiaries. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) no organized work stoppages, labor strikes, labor disputes, lockouts or slowdowns against the Partnership are pending or, to the Knowledge of the Partnership, threatened against or involving the Partnership or its Subsidiaries; and (ii) neither the Partnership nor its Subsidiaries has received written notice of any unfair labor practice complaint and, to the Knowledge of the Partnership, no such complaints against the Partnership or such Subsidiaries are pending before the National Labor Relations Board or other similar Governmental Authority.

(e) Except as set forth in Section 3.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will entitle any current or former employee, consultant, director, manager or other service provider to any payment or benefit (or any increased or enhanced payment or benefit) from the General Partner, the Partnership or its Subsidiaries.

(f) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership and its Subsidiaries have complied with all applicable Laws related to the employment of their respective employees.

Section 4.12 Environmental Matters. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) each of the Partnership and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Partnership Permits required to be obtained to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted pursuant to applicable Environmental Laws (“Partnership Environmental Permits”); (b) all Partnership Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Partnership Environmental Permit is pending or, to the Knowledge of the Partnership, threatened in writing; (d) there has been no Release or arrangement for disposal of any Hazardous Substance by the Partnership or any of its Subsidiaries or, to the Knowledge of the Partnership, by any other Person that would reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (e) there are no Proceedings pending or, to the Knowledge of the Partnership, threatened against the Partnership or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for the Partnership or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law; (f) no Hazardous Substance has been disposed of, released or transported on, to or from any properties currently or formerly owned, leased or operated by the Partnership or any of its Subsidiaries, or as a result of any operations or activities of the Partnership or any of its Subsidiaries, in violation of any applicable Environmental Law or in a manner that would reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; and (g) neither the Partnership nor any of its Subsidiaries has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws.

Section 4.13 Taxes. Except (i) as disclosed in Section 4.13 of the Partnership Disclosure Letter and (ii) as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account all extensions of due dates), and all such Tax Returns are true, correct and complete, (b) all Taxes owed by the Partnership or any of its Subsidiaries, or for which the Partnership or any of its Subsidiaries may be liable, that are or have become due have been timely paid in full, (c) the Partnership and its Subsidiaries have timely complied with all applicable Tax withholding, collection and deposit requirements, (d) there are no Liens for Taxes (other than statutory Liens for current-period Taxes (x) that are not yet due and payable or (y) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of the Partnership or any of its Subsidiaries, (e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Partnership or any of its Subsidiaries, (f) each of the Partnership and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (g) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation, (h) each Subsidiary of the Partnership other than BKEP Asphalt, L.L.C., BKEP Management, Inc. and BKEP Finance Corporation, Inc. is, and since its formation or acquisition by the Partnership has been, either a partnership or disregarded as an entity separate from its owner for U.S. federal income tax purposes, and (i) neither the Partnership nor any of its Subsidiaries has ever entered into or been a party to any “listed transaction” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

Section 4.14 Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership or a Subsidiary of the Partnership owns and has good and valid title to all of its owned real property and good and valid title to all of its owned personal property, and has good and valid leasehold interests in all of its leased real properties free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, all leases under which the Partnership or any of its Subsidiaries lease any real or personal property are valid and effective against the Partnership or any such Subsidiary and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by the Partnership or any of its Subsidiaries and the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by the Partnership or any of its Subsidiaries or the counterparties thereto.

Section 4.15 Intellectual Property. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership or an Affiliate of the Partnership (including, solely for purposes of this Section 4.15, Parent and its Subsidiaries) owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Partnership Intellectual Property”) used in their respective businesses as currently conducted. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by the Partnership or any of its Subsidiaries of such Person’s intellectual property, (b) the conduct of the business of the Partnership and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither the Partnership nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Partnership Intellectual Property and (d) to the Knowledge of the Partnership, no Person is infringing or misappropriating any Partnership Intellectual Property.

Section 4.16 Opinion of Financial Advisor. The GP Conflicts Committee has received the written opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”), dated as of April 21, 2022, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of review undertaken in rendering its opinion as set forth therein, the Common Unit Merger Consideration to be received by the Partnership Unaffiliated Common Unitholders pursuant to this Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders (the “Partnership Fairness Opinion”). The Partnership has been authorized by the Partnership Financial Advisor to include a copy of such Partnership Fairness Opinion in the Partnership Proxy Statement and any other document required to be filed with, or submitted to, a Governmental Authority in order to consummate the Merger and the other transactions contemplated hereby. The Partnership shall forward to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement.

Section 4.17 Brokers and Other Advisors. Except (i) as disclosed in Section 4.17 of the Partnership Disclosure Letter and (ii) for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the GP Conflicts Committee. The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership’s or the GP Conflicts Committee’s engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated hereby.

Section 4.18 Insurance. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the integrated terminalling, gathering and transportation industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the Ordinary Course of Business.

Section 4.19 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, Parent and Merger Sub acknowledge that none of the Partnership nor the General Partner nor any other Person on behalf of the Partnership or General Partner makes or has made any other express or implied representation or warranty with respect to the Partnership or General Partner with respect to any other information provided to Parent, Merger Sub, the Parent Board or their Representatives, in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, except as required by applicable Law, none of the Partnership nor the General Partner nor any other Person will have or be subject to any liability or other obligation to Parent or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives) of, or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership and the General Partner acknowledge and agree to the provisions of Section 5.11, and specifically that, except for the representations and warranties contained in Article V, the Partnership and the General Partner have not relied on and none of Parent, Merger Sub or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Partnership and the General Partner as follows:

Section 5.1 Organization, Standing and Corporate Power.

(a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization.

(b) Parent has made available to the Partnership prior to the execution of this Agreement true and complete copies of the Organizational Documents of Parent (the “Parent Organizational Documents”) and the Organizational Documents of Merger Sub, in each case, as in effect as of the date of this Agreement.

Section 5.2 Operations and Ownership of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub has not, as of the date of this Agreement, and will not have, as of the Closing, incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Ownership of Partnership Units. As of the date of this Agreement, Parent is the record owner of (a) 2,745,837 Common Units, which represent all of the Common Units held of record or beneficially by Parent or any of its Subsidiaries and (b) 20,801,757 Preferred Units, which represent all of the Preferred Units held of record or beneficially by Parent or any of its Subsidiaries.

Section 5.4 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Partnership and the General Partner, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to the Enforceability Exceptions. The Parent Board duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and authorizing Parent, as the indirect sole owner of Merger Sub, to cause Merger Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, which resolutions of Parent Board have not been rescinded, modified or withdrawn in any way.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the Organizational Documents of any of Parent’s Subsidiaries, including Merger Sub, or (ii) subject to the filings and other matters referred to in Section 5.5, (A) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that would not have a Parent Material Adverse Effect.

(c) Simultaneously with the execution of this Agreement, Parent has executed and delivered the Support Agreement.

Section 5.5 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, except for (a) any filings required or advisable under any applicable Antitrust Laws, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby (including the filing of the Partnership Proxy Statement and the filing of a Schedule 13E-3), (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) any filings required under the rules and regulations of the NASDAQ, (e) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Parent or Merger Sub to perform their respective obligations under Section 6.4 and (f) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.6 Legal Proceedings. Except as has not had a Parent Material Adverse Effect, as of the date hereof (a) there is no Proceeding pending or, to the Knowledge of Parent, threatened against, or, to the Knowledge of Parent, any pending or threatened material governmental or regulatory investigation of, Parent or any of its Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of Parent, threatened to be imposed, against Parent or any of its Subsidiaries.

Section 5.7 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement, on the date it is first mailed to the Limited Partners, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (b) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the General Partner, the Partnership, their Affiliates, and its and their Representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.8 Brokers and Other Advisors. Except for Jefferies LLC, the fees and expenses of which will be paid by Parent or an Affiliate thereof, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 5.9 Available Funds. As of the date of this Agreement Parent has, and at the Effective Time Parent will have, available to it sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Merger Consideration.

Section 5.10 Certain Arrangements. As of the date hereof, there are no Contracts or commitments to enter into Contracts with Parent or Merger Sub or, to the Knowledge of Parent, any of their respective Affiliates, pursuant to which any Partnership Unaffiliated Common Unitholder would be entitled to receive value or consideration of a different amount or nature than the applicable Merger Consideration.

Section 5.11 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, the Partnership and the General Partner acknowledge that none of Parent or Merger Sub or any other Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Partnership, the General Partner, the GP Board, the GP Conflicts Committee or their Representatives in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the General Partner or any other Person resulting from the distribution to the Partnership, the General Partner, the GP Board or the GP Conflicts Committee (including their respective Representatives) of, or the Partnership’s or the General Partner’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the General Partner, the GP Board, the GP Conflicts Committee or their Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. Parent and Merger Sub acknowledge and agree to the provisions of Section 4.19, and specifically that, except for the representations and warranties contained in Article IV, Parent and Merger Sub have not relied on and none of the Partnership, General Partner or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning the Partnership, the General Partner or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership, the General Partner or any of their respective Affiliates or Representatives.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Partnership Proxy Statement and Schedule 13E-3; Partnership Unitholder Meeting.

(a) As promptly as practicable following the date of this Agreement, (i) the Parties shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act, and (ii) the Parties shall prepare and the Partnership shall file with the SEC the preliminary Partnership Proxy Statement. Each of the

Parties shall cooperate and consult with each other in connection with the preparation and filing of the preliminary and definitive Partnership Proxy Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Proxy Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Parties, or any of their respective Affiliates, directors or officers, is discovered by any Party that should be set forth in an amendment or supplement to, the Partnership Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The Parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Proxy Statement, the Schedule 13E-3 or for additional information and each Party shall supply the other Parties with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with the cooperation of, and after consultation with, each of the other Parties as provided by this Section 6.1, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to, and use commercially reasonable efforts to resolve, all comments received from the SEC or the staff of the SEC concerning the Partnership Proxy Statement as promptly as reasonably practicable and each of the Parties shall, with the cooperation of, and after consultation with, each of the other Parties as provided by this Section 6.1, use commercially reasonable efforts to respond as promptly as reasonably practicable to, and use commercially reasonable efforts to resolve, all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC or the staff of the SEC with respect to the Partnership Proxy Statement or the Schedule 13E-3 will be made by any of the Parties, as applicable, without providing the other Parties, as applicable, a reasonable opportunity to review and comment thereon, which comments the Parties, as applicable, shall consider and implement in good faith. As promptly as reasonably practicable after all comments received from the SEC or the staff of the SEC have been cleared by the SEC, the Partnership shall file the definitive Partnership Proxy Statement with the SEC and cause such definitive Partnership Proxy Statement to be mailed to its Limited Partners of record.

(b) The Partnership shall, through the GP Board, as promptly as practicable after the Partnership Proxy Statement is cleared by the SEC, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Limited Partners (the “Partnership Unitholder Meeting”) (which Partnership Unitholder Meeting date shall be no later than 35 days after the date that the Partnership Proxy Statement is cleared by the SEC) for the purpose of obtaining the Partnership Unitholder Approval. Subject to Section 6.3, the Partnership shall, through the GP Board, submit this Agreement and the Merger to a vote of the Limited Partners and use the Partnership’s reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval. Subject to Section 6.3, the GP Board shall recommend to the Limited

Partners approval of this Agreement and the Merger and the GP Conflicts Committee shall recommend to the Partnership Unaffiliated Common Unitholders approval of this Agreement and the Merger (such recommendations, the “Partnership Board Recommendation”). The Partnership Proxy Statement shall include a copy of the Partnership Fairness Opinion and, subject to Section 6.3, the Partnership Board Recommendation. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) in the absence of quorum, (iii) to the extent reasonably necessary to ensure that any supplement or amendment to the Partnership Proxy Statement that the GP Board has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to the Limited Partners within the minimum amount of time reasonably practicable prior to the Partnership Unitholder Meeting, and (iv) if the Partnership has delivered any notice contemplated by Section 6.3(d) or Section 6.3(e) and the time periods contemplated by Section 6.3(d) or Section 6.3(e) have not expired; provided, however, that in each case, without the written consent of Parent (which shall not be unreasonably withheld), the Partnership shall not be permitted to postpone or adjourn the Partnership Unitholder Meeting for more than 10 Business Days later than the most recently adjourned meeting or to a date after the date that is three Business Days prior to the Outside Date. The Partnership shall adjourn the Partnership Unitholder Meeting at the request of Parent (but in no event for more than 30 days from the date the Partnership Unitholder Meeting was originally scheduled to convene) (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval or (ii) in the absence of quorum. Without the written consent of Parent, no matter shall be submitted for action at the Partnership Unitholder Meeting except the approval of this Agreement and the Merger and matters reasonably related to this Agreement.

(c) Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership shall submit this Agreement and the Merger to the Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Board or the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

Section 6.2 Conduct of Business.

(a) During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except (i) as provided in this Agreement, (ii) as disclosed in Section 6.2 of the Partnership Disclosure Letter, (iii) as required by applicable Law, (iv) as provided in any Contract in effect as of the date of this Agreement, (v) as provided in the Partnership Agreement or (vi) as consented to in writing by Parent (which consent shall not be unreasonably withheld (it being understood that this parenthetical will have no effect on any rights that Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement of the Partnership or its Affiliates)), the General Partner and the Partnership shall (x) conduct the business of the Partnership and its Subsidiaries in the Ordinary Course of Business, (y) use its reasonable best efforts to preserve intact the business organization, goodwill and assets of the Partnership and its Subsidiaries and maintain the rights, franchises and existing relations with customers, suppliers, employees and business associates of the Partnership and its Subsidiaries, and (z) use its reasonable best efforts to keep in full force and effect all material Permits and all material insurance policies maintained by the Partnership and its Affiliates; provided that, in each case, the Partnership and its Subsidiaries may continue any necessary changes in their respective business practices adopted prior to the date hereof that are reasonably required by any COVID-19 Measures and, after the date hereof, may take further actions in good faith that are reasonably required to respond to COVID-19 by any COVID-19 Measures.

(b) Except (i) as provided in this Agreement, (ii) as disclosed in Section 6.2 of the Partnership Disclosure Letter, (iii) as required by applicable Law, (iv) as provided in any Contract (to the extent it would result in a default thereunder) in effect as of the date of this Agreement, (v) as provided in the Partnership Agreement or (vi) as consented to in writing by Parent (which consent shall not be unreasonably withheld (it being understood that this parenthetical will have no effect on any rights that Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement of the Partnership or its Affiliates)), each of the General Partner and the Partnership shall not, and shall cause each of their respective Affiliates not to; provided that, in each case, the Partnership and its Subsidiaries may continue any necessary changes in their respective business practices adopted prior to the date hereof that are reasonably required by any COVID-19 Measures and, after the date hereof, may take further actions in good faith that are reasonably required to respond to COVID-19 by any COVID-19 Measures:

(i) other than annual compensatory equity awards granted to non-employee directors of the GP Board in the Ordinary Course of Business, settlement of outstanding Phantom Units in the ordinary course, or as expressly contemplated by this Agreement, (x) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of Rights or Preferred Units outstanding as of the date of this Agreement, if any) or any additional Rights or Preferred Units, (y) issue, grant or amend any award under the Partnership Long-Term Incentive Plan, or (z) enter into any agreement with respect to the foregoing;

(ii) (x) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (y) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights or Preferred Units, except as required by the terms of its securities outstanding on the date hereof, by the terms of any outstanding Phantom Unit or as expressly contemplated by the terms of this Agreement;

(iii) other than the lease of assets in the Ordinary Course of Business (x) sell, lease or dispose of any portion of its assets, business or properties that, in the aggregate, have a purchase price in excess of $1,000,000 (other than distributions permitted under Section 6.2(b)(iv)), (y) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity that, in the aggregate, have a purchase price in excess of $1,000,000 or (z) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(iv) make or declare distributions to the holders of any Common Units or the DERs other than as provided in Section 6.2(c) below;

(v) amend the Partnership Agreement or the Organizational Documents of the Partnership’s Affiliates (including by merger, consolidation, conversion or otherwise), as in effect on the date of this Agreement;

(vi) enter into, modify, amend, terminate or assign, or waive or assign any rights under, any Partnership Material Contract, other than in the Ordinary Course of Business.

(vii) waive, release, assign, settle or compromise any pending or threatened Proceeding, including any state or federal regulatory Proceeding, seeking damages or an injunction or other equitable relief, that (x) is material to the Partnership and its Subsidiaries, taken as a whole, or (y) is a claim, action or Proceeding relating to the transactions contemplated hereby;

(viii) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or other applicable regulatory authorities;

(ix) (1) change its fiscal year or any material method of Tax accounting, (2) make any material Tax election that is inconsistent with past practice or change or revoke any material Tax election, (3) settle or compromise any material liability for Taxes, (4) file any material amended Tax Return or (5) take any action or fail to take any action that could create a material risk that the Partnership or any of its Subsidiaries would be treated, for U.S. federal income Tax purposes, as a corporation other than with respect to BKEP Asphalt, L.L.C., BKEP Management, Inc. and BKEP Finance Corporation, Inc.;

(x) other than in the Ordinary Course of Business, (i) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities or intercompany credit agreements or money pool arrangements, or (ii) create any Lien on its property to secure indebtedness or any other obligation;

(xi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, division or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law; or

(xii) agree or commit to do anything prohibited by clauses (i) through (xi) of this Section 6.2.

(c) During the period from the date of this Agreement until the Effective Time, if permitted by applicable Law and the Partnership Agreement, the General Partner shall cause the Partnership to declare and pay regular quarterly cash distributions to the holders of the Common Units and Preferred Units consistent with past practice, including with respect to setting of record dates; provided that, in no event shall the regular quarterly cash distributions declared or paid by the Partnership (i) to the holders of Common Units be less than $0.0425 per Common Unit and (ii) to the holders of Preferred Units be less than $0.17875 per Preferred Unit; provided further that, no such distributions to the holders of Common Units will be made if the Partnership’s distributable cash flow available for distributions, as calculated and publicly disclosed in accordance with recent historical practice, for any quarter following the quarter ended March 31, 2022 is less than $9,350,000 for the quarter ending June 30, 2022 and $12,100,000 for the quarter ending September 30, 2022, in each case, as adjusted by adding back transaction costs of the Partnership incurred by the Partnership during such period with respect to the transactions contemplated by this Agreement.

Section 6.3 Partnership Adverse Recommendation Change.

(a) The Partnership and the General Partner shall, and shall cause their respective Subsidiaries and the respective Representatives of each of the foregoing to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, instruct such Persons to return or destroy all confidential information previously provided to such parties by or on behalf of the Partnership or its Subsidiaries and immediately terminate any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Acquisition Proposal. Except as permitted by Section 6.3(d), neither the Partnership nor the General Partner shall, and the Partnership shall cause its Subsidiaries not to and shall instruct their respective Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or facilitate (including by way of furnishing non-public information) or take any other action intended to lead to any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Acquisition Proposal, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement, unit exchange agreement, option agreement or similar agreement, whether written or oral, relating to an Acquisition Proposal, (iv) if any Acquisition Proposal has been made public, fail to issue a press release recommending against such Acquisition Proposal and reaffirming the Partnership Board Recommendation or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or recommend the approval or adoption of, or approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal, or fail to recommend rejection of any tender offer or exchange offer for Units within 10 Business Days after commencement of such offer, or resolve or agree to take any of the foregoing actions.

(b) Except as permitted by this Section 6.3, the Partnership and the General Partner (acting through the GP Board or the GP Conflicts Committee or otherwise) shall not, and shall cause their respective Subsidiaries and the respective Representatives of each of the foregoing not to, directly or indirectly, (i) take any action set forth in clause (v) of Section 6.3(a) or fail to take any action required by clause (iv) of Section 6.3(a) or (ii) fail to include the Partnership Board Recommendation in the Partnership Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”).

(c) Without limiting the foregoing, it is understood and agreed that (i) any violation of the restrictions set forth in Section 6.3(a) or Section 6.3(b) by the Partnership’s Subsidiaries or the Representatives of any of the Partnership, the General Partner or the Partnership’s Subsidiaries, will be deemed to be a breach of this Section 6.3 by the Partnership and the General Partner and (ii) no act or failure to act by Parent or any of its Affiliates or Representatives, and no violation caused by or at the explicit direction of Parent or any of its Affiliates or Representatives, shall be a violation or breach of this Section 6.3 by the Partnership or the General Partner.

(d) Notwithstanding anything to the contrary in this Agreement, at any time prior to the Partnership Unitholder Approval being obtained, and subject to compliance in all material respects with this Section 6.3(d), the GP Board or the GP Conflicts Committee may make a Partnership Adverse Recommendation Change:

(i) in response to an Intervening Event, if the GP Board or the GP Conflicts Committee, as the case may be, determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with (A)(1) with respect to the GP Board, its duties to the Limited Partners under applicable Law, as modified by the Partnership Agreement or (2) with respect to the GP Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable Law, as modified by the Partnership Agreement, or (B) the Partnership Agreement;

(ii) if the GP Board or the GP Conflicts Committee, as the case may be, has provided prior written notice to Parent specifying in reasonable detail the material events giving rise to the Intervening Event at least five Business Days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than five Business Days prior to the expected date of the Partnership Unitholder Meeting, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Intervening Event Notice Period”); and

(iii) if, during the Partnership Intervening Event Notice Period, the GP Board or the GP Conflicts Committee, as the case may be, has negotiated and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate, in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with (A)(1) with respect to the GP Board, its duties to the Limited Partners under applicable Law, as modified by the Partnership Agreement or (2) with respect to the GP Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable Law, as modified by the Partnership Agreement, or (B) the Partnership Agreement; provided, however, that the GP Board or the GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether the failure to make a Partnership Adverse Recommendation Change would be inconsistent with (A)(1) with respect to the GP Board, its duties to the Limited Partners under applicable Law, as modified by the Partnership Agreement or (2) with respect to the GP Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable Law, as modified by the Partnership Agreement, or (B) the Partnership Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, at any time prior to the Partnership Unitholder Approval being obtained, and subject to compliance in all material respects with this Section 6.3(e), the GP Board or the GP Conflicts Committee may, in addition to Section 6.3(d), make a Partnership Adverse Recommendation Change:

(i) in response to a Superior Proposal, if the GP Board or the GP Conflicts Committee, as the case may be, determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with (A)(1) with respect to the GP Board, its duties to the Limited Partners under applicable Law, as modified by the Partnership Agreement or (2) with respect to the GP Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable Law, as modified by the Partnership Agreement, or (B) the Partnership Agreement;

(ii) if the GP Board or the GP Conflicts Committee, as the case may be, has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least five Business Days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than five Business Days prior to the expected date of the Partnership Unitholder Meeting, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Superior Proposal Notice Period”); and

(iii) if, during the Partnership Superior Proposal Notice Period, the GP Board or the GP Conflicts Committee, as the case may be, has negotiated and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate, in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with (A)(1) with respect to the GP Board, its duties to the Limited Partners under applicable Law, as modified by the Partnership Agreement or (2) with respect to the GP Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable Law, as modified by the Partnership Agreement, or (B) the Partnership Agreement; provided, however, that the GP Board or the GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether the failure to make a Partnership Adverse Recommendation Change would be inconsistent with (A)(1) with respect to the GP Board, its duties to the Limited Partners under applicable Law, as modified by the Partnership Agreement or (2) with respect to the GP Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable Law, as modified by the Partnership Agreement, or (B) the Partnership Agreement.

(f) In addition to the other obligations of the Partnership set forth in this Section 6.3, the Partnership shall promptly advise Parent and the GP Board, orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer or inquiry (whether written or oral) is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership or any of its Affiliates or any of the Partnership’s or its Affiliates’ Representatives in respect of any Acquisition Proposal, and shall, in any such notice to Parent and the GP Board, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent and the GP Board reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership shall promptly provide Parent and the GP Board with copies of any additional written materials received by the Partnership and of the status of any such proposals, offers, inquiries or requests).

(g) Nothing contained in this Agreement shall prevent the Partnership or the GP Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal if the GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided, that any Partnership Adverse Recommendation Change may only be made in accordance with Section 6.3(d) or Section 6.3(e). For the avoidance of doubt, a public statement that solely describes the Partnership’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Adverse Recommendation Change.

Section 6.4 Consummation of the Merger.

(a) Subject to the terms and conditions of this Agreement, Parent and Merger Sub, on the one hand, and each of the Partnership and the General Partner, on the other hand, shall cooperate with the other and use, and shall cause each of their respective Subsidiaries to use, its reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing with any applicable Governmental Authority as promptly as practicable all documentation to effect all necessary, proper or advisable filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby.

(b) Until the Effective Time or the earlier termination of this Agreement, unless otherwise approved by the GP Board, Parent shall not (i) amend, modify or revoke the Support Agreement, or (ii) directly or indirectly (A) other than to a Subsidiary of Parent that agrees to be bound by the Support Agreement, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by distribution, by operation of Law or otherwise), any Units owned by Parent as of the date hereof, (B) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto that is inconsistent with this Section 6.4(b), or (C) agree (regardless of whether in writing or orally) to take any of the actions referred to in the foregoing clauses (A) or (B).

Section 6.5 Public Announcements. The initial press release or releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing requirement of, or agreement with, the NASDAQ or other national securities exchange as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, however, that the Partnership shall not be required by this Section 6.5 to consult with any other Party with respect to public announcements in connection with a Partnership Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the General Partner, the GP Board or the GP Conflicts Committee under Section 6.3; provided, further, that each Party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or the General Partner in compliance with this Section 6.5.

Section 6.6 Access to Information. Upon reasonable advance written notice and subject to applicable Laws relating to the exchange of information, the Partnership shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, Contracts, books, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives; and provided, further, that any information received by Parent and its Representatives shall be used solely for purposes of the transactions contemplated by this Agreement and related integration and transition planning. Notwithstanding anything to the contrary in this Agreement, the Partnership shall not be required to disclose any information to Parent if such disclosure would, in the opinion of the Partnership’s legal counsel, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof; provided, however, that the Partnership shall take all reasonable measurers to disclose such information in a manner that would not jeopardize or contravene such privilege, Law, duty or contractual right.

Section 6.7 Indemnification and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall, and shall cause the Surviving Entity to, (i) indemnify and hold harmless each Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time, and ensure that the Organizational Documents of the Surviving Entity and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent, the Surviving Entity and the General Partner and their respective successors and assigns.

(b) The Surviving Entity, or Parent on behalf of the Surviving Entity, shall maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Surviving Entity, or Parent on behalf of the Surviving Entity, may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or Parent, as applicable, be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity, or Parent on behalf of the Surviving Entity, shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership or Parent, in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 6.7(b), the Partnership or Parent may (but shall be under no obligation to), prior to the Effective Time, purchase a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed three times the Maximum Amount.

(c) The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Parent Organizational Documents, the Organizational Documents of each of the Partnership, the General Partner, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity and/or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity and/or the General Partner shall assume the obligations of Parent, the Surviving Entity and the General Partner set forth in this Section 6.7.

Section 6.8 Fees and Expenses. Except as otherwise provided in Section 8.3, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the Party incurring such fees and expenses, except (a) Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Partnership Proxy Statement and the Schedule 13E-3 and (b) Parent shall pay all costs and fees of the Paying Agent.

Section 6.9 Section 16 Matters. Prior to the Effective Time, the Partnership and General Partner shall, with Parent’s and Merger Sub’s reasonable cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Units (including derivative securities with respect to Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10 Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable (a) the delisting of the Units from the NASDAQ and the termination of trading of the Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

Section 6.11 GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, take any action intended to cause the General Partner to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any member of the GP Conflicts Committee, either as a member of the GP Board or the GP Conflicts Committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the General Partner LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12 Performance by the General Partner. The General Partner shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the General Partner and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent, its Affiliates or their respective duly authorized Representatives (including any Parent designees to the GP Board).

Section 6.13 Takeover Statutes. The Partnership, the General Partner and Parent shall each use their reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute on the transactions.

Section 6.14 Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of (a) any fact, event or circumstance known to such Party that (i) would, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or (ii) could cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein if such breach would result in a failure of the condition set forth in Section 7.2(a), (b) any change in the Partnership’s financial condition or business that has resulted, or would reasonably be expected to result, in a Partnership Material Adverse Effect and (c) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or could result in a Partnership Material Adverse Effect.

Section 6.15 Transaction Litigation. The Partnership shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Partnership, the General Partner or its respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.16 Tax Matters.

(a) For U.S. federal income Tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income Tax treatment), the Parties agree to treat the Merger (a) with respect to the holders of the Units (other than Units held by Parent and its Subsidiaries), as a taxable sale of their Units to Parent and (b) with respect to Parent, as a purchase by Parent of Partnership Interests from the holders of the Units (other than Units held by Parent and its Subsidiaries). The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

(b) The Parties shall not (and shall cause their Affiliates not to) make any change in respect of the Partnership’s methods of allocating income or deductions for federal income Tax purposes that would adversely affect the Partnership Unaffiliated Common Unitholders, including a change to the method of allocation prescribed under Section 6.2(g) of the Partnership Agreement.

(c) Parent shall bear all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, including any Taxes required to be withheld with respect to any indirect equity transfer (“Transfer Taxes”). Any Tax Returns and other filings relating to any Transfer Taxes as may be required by applicable Law shall be prepared and filed by Parent.

Section 6.17 Partnership Indebtedness. The Partnership shall use reasonable best efforts to obtain from the administrative agent under the Existing Partnership Credit Facility, and deliver to Parent no less than two Business Days prior to the Closing Date, a customary payoff letter signed by the administrative agent, (i) specifying all amounts owed under the Existing Partnership Credit Facility as of the Closing Date, as well as all other amounts required to fully pay off all of the Existing Partnership Credit Facility on the Closing Date, and (ii) agreeing that, upon receipt of the applicable payoff amount, (A) all outstanding obligations of the Partnership and any Subsidiary of the Partnership arising under or related to the Existing Partnership Credit Facility shall be repaid and discharged in full (other than contingent indemnification obligations as to which no claim has been made) and (B) all Liens and guarantees such lender or holder may have in connection therewith shall be released.

Section 6.18 Employee Matters. Parent will cooperate in good faith with the General Partner to establish a coordinated and comprehensive communications plan to explain the effect of the Merger to the employees of the General Partner, the Partnership and any of their respective Subsidiaries. Such communications plan will include information on any anticipated changes to base salaries, wage levels and other employee benefit programs that are expected to take effect in connection with the Closing. Parent will provide the General Partner and the Partnership at least two Business Days to review any proposed employee communications and will consider any comments of the General Partner and the Partnership in good faith.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Unitholder Approval. The Partnership Unitholder Approval shall have been obtained in accordance with applicable Law and the Partnership Agreement.

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

(c) Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under any applicable Antitrust Law shall have been terminated or shall have expired.

Section 7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.2(a), Section 4.2(c) and Section 4.6 shall be true and correct in all respects, as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.3(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5(c) and the definition of Partnership Material Contract) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

(b) Performance of Obligations of the Partnership and General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

(c) No Partnership Material Adverse Effect. Since the date of this Agreement, no Partnership Material Adverse Effect shall have occurred.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 5.4(a) shall be true and correct in all respects, as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of Parent and Merger Sub set forth herein shall be true and correct as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions.

(a) Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b) Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Partnership and Parent duly authorized by the Parent Board and the GP Conflicts Committee, respectively.

(b) by either of the Partnership (duly authorized by the GP Conflicts Committee) or Parent:

(i) if the Closing shall not have been consummated on or before October 21, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to (A) the Partnership if the failure to satisfy such condition was due to the failure of the Partnership or the General Partner to perform and comply in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to the Closing, (B) Parent if the failure to satisfy such condition was due to the failure of Parent or Merger Sub to perform and comply in all material respects with the covenants and agreements contained in this Agreement or the Support Agreement, as applicable, to be performed or complied with by it prior to the Closing or (C) the Partnership or Parent if in the case of Parent, the Partnership or the General Partner, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8;

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the General Partner and in the case of Parent, Parent or Merger Sub, to perform in all material respects any of its obligations under this Agreement or the Support Agreement, as applicable; or

(iii) If the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained.

(c) by Parent:

(i) if the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change unless the Partnership Unitholder Approval shall have been obtained; or

(ii) if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or the Support Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement or the Support Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the General Partner within the earlier of (x) 30 days following receipt of written notice from Parent of such breach or failure or (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the Support Agreement, as applicable.

(d) by the Partnership (duly authorized by the GP Conflicts Committee) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent or Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent or Merger Sub within the earlier of (x) 30 days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given by the terminating Party to the other Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.8, Section 6.15, this Section 8.2, Section 8.3 and Article IX, all of which (together with the applicable definitions contained in this Agreement) shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of the Parties or their respective directors, officers and Affiliates; provided, however, that no such termination shall relieve any Party hereto from (a) its obligation to pay the Parent Expense Reimbursement or the Partnership Termination Fee, as applicable, if, as and when required pursuant to Section 8.3 or (b) any liability for intentional fraud or a willful breach of any covenant or other agreement contained in this Agreement. For purposes of this Section 8.2, “willful breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the Knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing. Notwithstanding the foregoing, in no event shall the General Partner or the Partnership or their respective directors, officers and Affiliates have any liability for any matter set forth in the proviso of the first sentence of this Section 8.2 for any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective duly authorized Representatives (including any Parent designees to the GP Board).

Section 8.3 Termination Fees; Expenses.

(a) In the event this Agreement is terminated (i) by Parent pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change), (ii) by the Partnership or Parent pursuant to Section 8.1(b)(iii) (Failed Partnership Unitholder Vote) in a case where the GP Conflicts Committee has effected a Partnership Adverse Recommendation Change, or (iii) by the Partnership pursuant to Section 8.1(b)(i) (Outside Date) and, at the time of such termination under this clause (iii), (A) the Partnership Unitholder Approval shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change), then the Partnership shall pay to Parent a termination fee equal to $5,500,000 (the “Partnership Termination Fee”) within two Business Days after the date of termination.

(b) In the event of termination of this Agreement by Parent pursuant to Section 8.1(c)(ii) (Partnership or General Partner Uncured Breach) under circumstances where the Partnership Termination Fee is not payable, then the Partnership shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonable documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $3,000,000 (the “Parent Expense Reimbursement”).

(c) Each of the parties hereto acknowledges that the Partnership Termination Fee and Parent Expense Reimbursement are not intended to be penalties, but rather are liquidated damages, in each case in a reasonable amount that will compensate the other Party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve intentional fraud or willful breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall a Party be entitled to more than one payment of the Partnership Termination Fee and Parent Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable, and in no event shall Parent be entitled to receive both the Partnership Termination Fee and the Parent Expense Reimbursement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the provisions of Article I, Article II, Article III, Section 6.7, Section 6.8, Section 6.15 and Section 6.16 and any provisions of this Agreement that contemplate performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended, supplemented or modified in any and all respects, whether before or after the receipt of the Partnership Unitholder Approval, by written agreement of the Parties, by action taken or authorized by the Parent Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the GP Conflicts Committee; provided, further, that after the receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement that, under applicable Law or stock exchange rule, would require further approval by the Limited Partners, unless such further approval from the Limited Partners is obtained. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent, waiver or agreement must be authorized by the GP Conflicts Committee on behalf of the General Partner.

Section 9.3 Extension of Time, Waiver, Etc.. At any time prior to the Effective Time, any Party that is the intended beneficiary of the relevant provision of this Agreement, may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party, (c) waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or (d) make or grant any consent under this Agreement, provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the GP Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Letter, the Support Agreement and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (b) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.11 and (ii) subject to Section 3.1(c), Section 3.3 and Section 3.4, the right of the holders of Units to receive the applicable Merger Consideration, or distributions in accordance with Section 3.1(i), after the Closing (a claim by the holders of Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 9.11 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of Parent, the General Partner or the Partnership. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any provisions relating to conflicts of laws that would result in the application of the Law of a different jurisdiction. Each of the Parties irrevocably agrees that any legal action or other Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such legal action or other Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any legal action relating to this Agreement or any of the transactions contemplated hereby in any court other than such courts. Each of the Parties irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action or other Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the legal action or other Proceeding in such court is brought in an inconvenient forum, (B) the venue of such legal action or other Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by any such court. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purposes.

(b) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8 Specific Performance. Each of the Parties agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over such matter, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) any Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.9 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, to the Parties at the following addresses (or at such other address for a Party as specified by like notice; provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent or Merger Sub, to:

Ergon Asphalt & Emulsions, Inc.

2829 Lakeland Drive, Suite 2000

Flowood, MS 39232

Attention: Emmitte J. Haddox

Email: emmitte.haddox@ergon.com

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street, Suite 3200

Houston, Texas 77002

Attention: Joshua Davidson

                 Jamie Yarbrough

Email: joshua.davidson@bakerbotts.com

            jamie.yarbrough@bakerbotts.com

and

Watson Jones PLLC

P.O. Box 23546

Jackson, MS 39225

Attention: J. Kevin Watson

Email: kwatson@wjpllc.com

If to the Partnership or the General Partner, to:

Blueknight Energy Partners, L.P.

6060 American Plaza, Suite 600

Attention: Joel W. Kanvik

Email: jkanvik@bkep.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

Attention: Doug Rayburn

                 Jonathan Whalen

Email: drayburn@gibsondunn.com

            jwhalen@gibsondunn.com

Notices will be deemed to have been received on the date of actual receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic confirmation when so delivered by email if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours.

Section 9.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, Representative or Affiliate of any Party or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 9.11 shall limit any liability of the Parties or the parties to the Support Agreement for breaches of the terms and conditions of this Agreement and the Support Agreement, as applicable.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

PARENT:

ERGON ASPHALT & EMULSIONS, INC.

By:	/s/ J. Baxter Burns, II
Name:	J. Baxter Burns, II
Title:	President

MERGER SUB:

MERLE, LLC

By:	/s/ J. Baxter Burns, II
Name:	J. Baxter Burns, II
Title:	President

PARTNERSHIP:

BLUEKNIGHT ENERGY PARTNERS, L.P.

By: Blueknight Energy Partners G.P., L.L.C., its general partner

By:	/s/ D. Andrew Woodward
Name:	D. Andrew Woodward
Title:	Chief Executive Officer

GENERAL PARTNER:

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.

By:	/s/ D. Andrew Woodward
Name:	D. Andrew Woodward
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]